Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") made as of this 19th day of November, 2004, by and between STEEL TECHNOLOGIES INC., a Kentucky corporation, with offices at 15415 Shelbyville Road, Louisville, Kentucky 40245 (the "Company") and MICHAEL J. CARROLL, an individual residing at 74009 Cambridge Drive, Crestwood, Kentucky 40014 (the "Executive").

WHEREAS, the Executive has made and is expected to continue to make a major contribution to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company considers the continued services of the Executive to be in the best interests of the Company and its stockholders and desires to assure the continued services of the Executive on behalf of the Company; and

NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:

1.   AGREEMENT OF EMPLOYMENT. The Company agrees to, and hereby does, employ the Executive, and the Executive agrees to, and hereby accepts, employment by the Company, as President and Chief Operating Officer of the Company, to perform such executive duties and responsibilities as may be assigned from time to time by the Board of Directors of the Company (the "Board") subject, at all times, to the control of the Board. It is contemplated that the Executive will continue to serve as President and Chief Operating Officer.

2. EXECUTIVE'S DUTIES AND BENEFITS.

(a)  Duties. During the period of his employment under this Agreement, the Executive shall devote sufficient time and energies to the supervision and management of the business and affairs of the Company, and to the furtherance of its interests. The Executive may become a director or trustee of any Company or entity that does not compete with the business of the Company or constitute a Competitive Operation as defined in Section 7 hereof.

(b) Vacation. The Executive shall be entitled to reasonable vacation periods during each full year of the Executive's employment hereunder.

(c)  Benefits. The Company shall pay the premiums for policies of life, medical, disability, travel and accident, and directors' and officers' liability insurance, with full indemnification as provided in the Company's Articles and By-Laws, providing coverage and benefits comparable to the policies of insurance maintained for the benefit of the Executive during the duration of the this Agreement with the Executive making the same contribution as each Company benefits plan requires at that time. The Executive shall be entitled to participate in all pension and profit sharing plans, bonus plans, stock option plans and other employee benefit plans and receive such other employment benefits as the Company may from time to time maintain for the benefit of or provide to its executive officers.

3.   REIMBURSEMENT FOR EXPENSES. The Company shall reimburse the Executive for all reasonable expenses which the Executive may from time to time incur on behalf of the Company in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to the Company for such expenses in a manner prescribed by the Company.

4. COMPENSATION.

(a)   Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an annual salary (the "Base Salary") of not less than Two Hundred and Fifty Thousand Dollars ($250,000) payable in equal installments according to the payroll schedule of the Company. The Board, through its Compensation Committee, shall in good faith review the Base Salary of the Executive, on an annual basis, and increase the Base Salary of the Executive if, in the Board's judgment, such increase is advisable.

(b)  Bonuses. The Executive shall be entitled to participate in the Steel Technologies Inc. Bonus Plan, and receive bonuses in accordance with the terms thereof. The Board or its Compensation Committee, in its discretion, may amend or change the Bonus Plan or may award such additional bonuses to the Executive as it may from time to time determine.

(c)  Execution Bonus. The Executive shall be entitled upon execution of this Employment Agreement to a Two Hundred and Fifty Thousand Dollars ($250,000.00) Execution Bonus (the "Execution Bonus"), payable One Hundred and Twenty-Five Thousand Dollars ($125,000.00) in cash and One Hundred and Twenty-Five Thousand Dollars ($125,000.00) deposited as an Employer Nonelective Amount contribution in the Steel Technologies Inc. Nonqualified Deferred Compensation Plan. If the Executive's employment is terminated pursuant to Section 5(b)(iii) or 5(b)(v) within the first twelve (12) months, the Executive shall be required to reimburse the Company a pro-rata share of the cash portion of the Execution Bonus within fourteen (14) days of said termination and the Company has the right to recover a pro-rata share of the Employer Nonelective Amount contribution in the Steel Technologies Inc. Nonqualified Deferred Compensation Plan.

(d)  Retention Bonuses. The Company shall provide to the Executive retention bonuses in the amount of One Hundred Thousand Dollars ($100,000), payable Fifty Thousand Dollars ($50,000.00) in cash and Fifty Thousand Dollars ($50,000.00) deposited as an Employer Nonelective Amount contribution in the Steel Technologies Inc. Nonqualified Deferred Compensation Plan, on each of the following five dates payable if, and only if, Executive is employed on the corresponding date: January 15, 2006; January 15, 2007; January 15, 2008; January 15, 2009; and January 15, 2010.

Any Repayment called for under this Agreement shall be made to the Company within fourteen (14) days of the Executive's last day of employment by the Company; alternatively, at the Company's sole discretion, any required repayment may be satisfied, in whole or in part, by the Company offsetting that obligation against any amounts owing to the Executive by the Company.

5. TERM OF EMPLOYMENT; TERMINATION.

(a) Term. The term of this Agreement shall commence effective as of November 16, 2004 ("Effective Date") and continue to January 15, 2010.

(b) Termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive's employment under this Agreement may be terminated as follows:

(i) Death. The Executive's employment hereunder shall terminate upon his death.

        (ii)   Disability. In the event that two (2) licensed physicians shall have certified in writing that the Executive has been unable or will be unable to perform his duties hereunder by reason of illness, incapacity or other physical or mental disability for a period of twelve (12) consecutive months, the Company may terminate the Executive's employment hereunder by reason of disability.

        (iii)   Cause. The Company may terminate the Executive's employment hereunder for cause. For the purposes of this Agreement, the Company shall have "cause" to terminate the Executive's employment hereunder upon the Executive's (A) willful and continued failure to substantially perform his duties hereunder, other than any such failure resulting from the Executive's incapacity due to physical or mental illness; (B) fraud, embezzlement, or other intentional misappropriation from the Company; (C) conviction of a felony involving moral turpitude; (D) any other conduct involving fraud, gross negligence or willful misconduct, or other action which materially damages the reputation of the Company; or (E) default of any material obligations under this Agreement, which default is not cured within thirty (30) days after the date on which the Company gives the Executive written notice of such default.

(iv) Without Cause. The Executive's employment under this Agreement may be terminated upon the affirmative vote of a majority of the Board at a duly held meeting thereof.

        (v)   By Executive. The Executive may terminate his employment hereunder at any time by delivering written notice of termination to the Company at least ninety (90) days prior to the effective date of such termination.

Any termination by the Company pursuant to Section 5(b)(ii), 5(b)(iii) or 5(b)(iv) hereof shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, the date on which the termination shall be effective (the "Termination Date"), and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

6. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

(a)   Death Benefits. If the Executive dies during the term of his employment hereunder, in addition to any death benefits payable under the terms of any life insurance policies maintained by the Company on the life of the Executive, and in addition to any death benefits payable on account of the death of the Executive under the terms of any tax qualified retirement plans maintained by the Company, the Company shall pay to the estate of the Executive a death benefit equal to 50% of the Executive's Base Salary at the rate in effect on the date of the Executive's death to be paid in equal installments at two week intervals over the six months following the Executive's death, plus an amount equal to all the bonuses the Executive would have received under Section 4 hereof assuming his employment had continued through the end of the next four fiscal quarters following the death to be paid on or about the date that said bonuses have historically been paid.

(b)   Disability. If the Executive's employment shall be terminated pursuant to Section 5(b)(ii), (1) the Executive shall not be required to reimburse the Company any portion of the Execution Bonus, (2) the Company shall pay the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the Termination Date at the rate then in effect, and (3) the Company shall pay the Executive 50% of the Executive's Base Salary to be paid in equal installments at two week intervals over the six months following termination plus an amount equal to all the bonuses the Executive would have received under Section 4 hereof assuming his employment had continued through the end of the next four fiscal quarters to be paid on or about the date that said bonuses have historically been paid;

(c)   Cause. If the Executive's employment shall be terminated pursuant to Section 5(b)(iii), the Company shall pay the Executive any monthly installment of his Base Salary which is accrued and unpaid as of the Termination Date at the rate then in effect, and, thereafter, the Company shall have no further obligation to pay the Executive any additional compensation or bonuses, to provide any medical, life, disability or other insurance benefits to the Executive hereunder, to pay any retirement benefits to the Executive in excess of those provided for by the terms of the tax qualified retirement plans maintained by the Company as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder;

(d)   Without Cause. If the Executive's employment shall be terminated pursuant to Section 5(b)(iv), the Company shall pay to the Executive in one lump sum payment, an amount equal to one (1) times the sum of (i) his Base Salary at the rate then in effect and (ii) an amount equal to all bonuses paid by the Company to the Executive during the twelve (12) month period ending on the Termination Date and, thereafter, except as otherwise provided in this Agreement, the Company shall have no further obligation to pay the Executive any additional compensation or bonuses, to pay any retirement benefits to the Executive in excess of those provided for by the terms of the tax qualified retirement plans maintained by the Company as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder.

(e)   By Executive. If the Executive's employment shall be terminated pursuant to Section 5(b)(v), the Company shall pay the Executive any monthly installment of his Base Salary accrued and unpaid as of the effective date of such termination at the rate then in effect, and, thereafter, the Company shall have no further obligation to pay the Executive any additional compensation or bonuses, to provide any medical, life, disability or other insurance benefits to the Executive hereunder, to pay any retirement benefits to the Executive in excess of those provided for by the terms of the tax qualified retirement plans maintained by the Company as required by Section 6(f) hereof or to pay any other benefits provided to the Executive hereunder.

(f)   Insurance. If the Executive's employment with the Company is terminated pursuant to the provisions of Sections 5(b)(i), or 5(b)(ii) hereof, the Company shall pay all premiums, with the beneficiary of the policy making the same contributions as the benefit plan requires at the time the benefit is provided, to maintain policies of (i) medical and life insurance for the benefit of the Executive for the remainder of the term of this Agreement; (ii) medical insurance for the benefit of the Executive's spouse for the remainder of the term of this Agreement; and (iii) medical insurance for the benefit of the Executive's dependents during the term of this Agreement until each such dependent reaches age 21. Subject to the provisions of the last sentence of this Section 6(f), if the Executive's employment with the Company is terminated pursuant to the provisions of Section 5(b)(iv) hereof, the Company shall pay all premiums, with the beneficiary of the policy making the same contributions as the benefit plan requires at the time the benefit is provided, to maintain policies of (i) medical and life insurance for the benefit of the Executive until January 15, 2010 (ii) medical insurance for the benefit of the Executive's spouse until January 15, 2010 and (iii) medical insurance for the benefit of the Executive's dependents until each such dependent reaches age 21 or January 15, 2010, whichever occurs first for each dependent. The amount of medical and life insurance coverage provided to the Executive, and the amount of medical insurance coverage provided to the Executive's spouse and dependents shall be the same as the insurance coverage in effect for such individuals on the Termination Date. If the Executive dies during the term of this Agreement and his spouse or dependents are still living, the Company shall continue to pay all premiums needed to continue to provide medical insurance coverage for the Executive's spouse for the remainder of the Executive's spouse's life, or January 15, 2010, whichever occurs first and for each of the Executive's dependents until each such dependent reaches age 21 or January 15, 2010, whichever occurs first, at the same level of medical insurance coverage in effect for such individuals prior to the date of the Executive's death. For purposes of this Section 6(f), the term "dependents" shall have the same meaning as contained in Section 152 of the Code. The level of benefits provided hereunder (and the amount of premiums required to provide such benefits) shall be adjusted to reflect similar benefits provided from time to time to the Executive, his spouse or his dependents from all other sources, including from other employers.

7.   NON-COMPETITION AND NON-SOLICITATION. In the event that the Company terminates the Executive's employment under this Agreement pursuant to Section 5(b)(iii) hereof or in the event the Executive terminates his employment pursuant to Section 5(b)(v) hereof, the Executive agrees that during a period of two (2) years after the date of termination or January 15, 2010, whichever first occurs, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business (a "Competitive Operation") which competes with any business conducted by the Company or with any group, division or subsidiary of the Company in any geographic area where such business is being conducted at the time of such termination. In addition, Executive agrees to not solicit for employment any individuals employed by the Company, Mi-Tech Steel, Inc. or any of the subsidiaries or affiliates of either. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 7:

(a)   No business shall be deemed to be a business conducted by the Company or any group, division or subsidiary of the Company, unless not less than 10% of the Company's consolidated gross sales and operating revenues, or net income, is derived from, or not less than 10% of the Company's consolidated assets are devoted to, such business; No business conducted by any entity which employs the Executive or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by the Company or any group, division, or subsidiary of the Company unless such business is one from which 10% or more of the Company's consolidated assets are devoted; and

(b)   No business which is conducted by the Company at the time of the Executive's termination and which subsequently is sold or discontinued by the Company shall, subsequent to the date of such sale or discontinuance, be deemed to be a Competitive Operation within the meaning of this Section 7. Ownership by the Executive of 2% or less of the voting stock of any publicly held Company shall not constitute a violation hereof.

8. AMENDMENTS. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

9. ASSIGNMENT. This Agreement cannot be assigned by either party hereto except with the written consent of the other.

10.   BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive. In addition, this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation or otherwise) to all or substantially of the business and/or assets of the Company. The Company expressly agrees that it shall have no right, power or authority to consummate any sale of all or substantially all the business and/or assets of the Company or to consummate any merger, consolidation or other transaction as a result of which all or substantially all the business and/or assets of the Company are not owned by the Company or any of its direct or indirect wholly owned subsidiaries unless the party that will own all or substantially all the business and/or assets of the Company following the consummation of such transaction executes and delivers an agreement with the Company expressly providing for the assumption by such party of all of the Company's obligations under this Agreement; provided that, notwithstanding the foregoing, no such agreement shall be necessary to make the obligations of the Company under the terms of this Agreement binding on such successor to the business and/or assets of the Company.

11.   CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky applicable to contracts made and to be performed wholly within such slate except with respect to the internal affairs of the Company and its stockholders, which shall be governed by the Kentucky General Corporate Law.

12.   NOTICES. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, or by recognized overnight delivery service addressed to the Executive at the address set forth above or if to the Company, at the address set forth above with a copy to the attention of John M. Baumann, General Counsel, 15415 Shelbyville Road, Louisville, Kentucky 40245. From time to time, either party may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.

14.   SEVERABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed effective as of the day and year set forth above.

STEEL TECHNOLOGIES INC.
By:

/s/ Bradford T. Ray
Bradford T. Ray,
Chairman of the Board & C.E.O.
on behalf of the Board of Directors
of Steel Technologies Inc. and the Company

/s/ Mark Essig
Mark Essig, Director
Chairman of the Compensation Committee
of the Board of Directors on behalf
of the Compensation Committee

MICHAEL J. CARROLL (the "Executive")

/s/ Michael J. Carroll
Michael J. Carroll